Exhibit 99.1

Red Robin Gourmet Burgers Announces Resignation of Terrence D. Daniels from Board of Directors

Greenwood Village, CO – December 7, 2004 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today announced that Terrence D. Daniels has resigned from the Company’s Board of Directors.

Mr. Daniels had been a member of Red Robin’s Board of Directors since May 2000. He is President of Quad-C Management, Inc., a private equity investment firm that was once a significant shareholder of Red Robin’s common stock. With Quad-C’s recent divestiture of its Red Robin shares, Mr. Daniels has determined to limit his directorships to companies that remain in Quad-C’s equity portfolio.

Mike Snyder, Chairman of the Board, President and CEO, said, “Terry has been a loyal friend of Red Robin and valuable member of our board, and we have appreciated his leadership, insight and advice. We respect his obligations to Quad-C’s remaining portfolio companies.”

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 250 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200